KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB  T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Exhibit 16.1

April 27, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are principal accountants for Sundial Growers Inc. (the “Company”) and, under the date of April 27, 2022, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020 and the effectiveness of internal control over financial reporting as of December 31, 2021. On April 7, 2022, we declined to stand for reappointment as the Company’s independent auditor, however, we have agreed to complete the interim review of the unaudited condensed consolidated interim financial statements as of March 31, 2022 and for the three-month period then ended. We have read the Company’s statements included under Item 16F of its Form 20-F dated April 27, 2022, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG
Canada provides services to KPMG LLP.